SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 16, 2015

RX Safes, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-193800	27-2928918
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170 Green Valley Parkway, Suite 300 Henderson, NV	89012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 516-983-9144

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

As previously stated, on February 25, 2015, we entered into a securities purchase agreement with Coventry Enterprises, LLC, whereby Coventry agreed to invest up to $100,000 in exchange for our issuance of two convertible promissory notes (“Note I” and “Note II’) each in the original principal amount of $50,000.00. We received funding from Coventry under Note 1 for $50,000, but did not receive funding for Note II. We have exercised our ability to redeem Note I for 125% of the principal amount plus all accrued interest. In addition, on February 25, 2015 we entered into an Equity Purchase Agreement with Coventry Enterprises, LLC. We have sent notice to the investor terminating this Agreement effective June 19, 2015.

Effective June 16, 2015, we entered into a Securities Purchase Agreement (“SPA”) and issued a convertible promissory note (the “Note”) in the face amount of Seventy-Six Thousand Seventy Hundred and Fifty ($76,750.00) Dollars to Auctus Private Equity Fund, LLC (the “Holder”). The Note matures on March 16, 2016 and provides for interest at the rate of eight (8%) percent per annum. The Note may be converted into our unregistered shares of common stock, par value $0.001 per share, at the Conversion Price, as defined, in whole, or in part, at any time at the option of the Holder. All outstanding principal and unpaid accrued interest is due at maturity, if not converted prior thereto. We incurred expenses amounting to $2,750 in connection with this transaction.

The Conversion Price shall be equal to the lesser of: (i) 65% multiplied by the lowest closing bid price on the OTCQB during the previous (20) trading day period ending on the latest complete trading day prior to the date of this Note and (ii) 65% multiplied by the lowest closing bid price on the OTCQB during the twenty (20) trading day period ending on the latest complete trading day prior to the Conversion Date. The Conversion Price is subject to adjustment for changes in the capital structure such as stock dividends, stock splits or rights offerings. The number of shares of common stock to be issued upon conversion shall be equal to the aggregate amount of principal, interest and penalties, if any divided by the Conversion Price.

The Conversion Price is subject to adjustment in the event of any of the following:

1.	During the period when a Major Announcement by us relating to a merger, consolidation, sale of our company or substantially all of our assets or tender offer is in effect, as defined.

2.	A merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event being consummated.

The Holder’s ability to convert the note, however, is limited in that it will not be permitted to convert any portion of the note if the number of shares of our common stock beneficially owned by the Holder and its affiliates, together with the number of shares of our common stock issuable upon any full or partial conversion, would exceed 4.99% of our outstanding shares of common stock. The holder has the right to waive this term upon 61 days’ notice to us.

We are not permitted to pay dividends or make other distributions of capital or repurchase or otherwise acquire any shares of its capital stock without the Holder’s consent, while there is a remaining outstanding balance related to the convertible promissory note.

During the first 180 days following the date of the note we have the right to prepay the principal and accrued but unpaid interest due under the Note, together with any other amounts we may owe the Holder under the terms of the note, at a graduating premium ranging from 125% to 140%. After this initial 180 day period, we do not have a right to prepay the Note.

All amounts due under the Note become immediately due and payable by us upon the occurrence of an Event of Default, which is defined in the Note.

The foregoing description of the SPA and Note are qualified in its entirety by reference to such SPA and Note, which are filed hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

We have used a majority of the proceeds of the Note to retire Note I from Coventry.

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SECTION 2 – FINANCIAL INFORMATION

Item 2.03 Creation of a Direct Financial Obligation

The information set forth in Items 1.01 is incorporated into this Item 2.03 by reference.

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Items 1.01 is incorporated into this Item 3.02 by reference.

We claim an exemption from the registration requirements of the Securities Act of 1933, as amended, for the private placement of these securities pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, the Holder is an accredited investor, the Holder acquired the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	SPA
10.2	Note

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RX Safes, Inc.

/s/ Lorraine Yarde
Lorraine Yarde
CEO
Date: June 22, 2015

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